As filed with the Securities and Exchange Commission on February 20, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

First Trust/abrdn Global Opportunity Income Fund

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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First Trust/abrdn Global Opportunity Income Fund

February 20, 2024

IMPORTANT NOTICE

Please exercise your right to vote as soon as possible!

Dear Shareholder:

You are being contacted in connection with an important proposal asking you to consider the proposed reorganization of First Trust/abrdn Global Opportunity Income Fund (FAM) (the “Fund”) with and into abrdn Income Credit Strategies Fund (“ACP”) (the “Reorganization”), which was originally to be considered at the special meeting of shareholders of the Fund on February 20, 2024 (the “Special Meeting”).

The Special Meeting has been adjourned to Thursday, March 7, 2024, in order to allow shareholders more time to vote on the Reorganization. This letter is being sent to you because you held shares of the Fund on the record date, and we need your vote!

THE FUND’S BOARD OF TRUSTEES (THE “BOARD”) RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL ON THE WHITE PROXY CARD

Vote FOR the Reorganization on the WHITE proxy card and help your Fund obtain the needed approval to consummate the Reorganization.

YOUR VOTE IS VERY IMPORTANT

Institutional Shareholder Services (“ISS”), the leading independent proxy advisory firm, has recommended that shareholders vote FOR the approval of the Reorganization on the Fund’s WHITE proxy card.

Discard the GOLD proxy card. Saba Capital Management L.P. (“Saba”), an activist hedge fund investor, is conducting a self-interested counter-solicitation and is trying to derail the Reorganization for its own economic interests.

If your Fund does not obtain enough votes, the Reorganization cannot be consummated. DO NOT DELAY, VOTE THE WHITE PROXY CARD NOW! Please vote using one of the following options:

1.	VOTE ONLINE

Log on to the website shown on the WHITE proxy card. Please have the WHITE proxy card in hand to access your control number and follow the on-screen instructions.

2.	VOTE BY MAIL

Complete, sign, date and return the WHITE proxy card.

The Board urges you NOT to sign any proxy cards sent to you by Saba. If you already signed a gold proxy card, you have the right as a shareholder of the Fund to change your vote before the Special Meeting takes place. You can do this by completing the WHITE proxy card sent to you by your Fund, which will replace the gold proxy card you previously completed.

If you have any questions, please contact the Fund’s proxy solicitor, EQ Fund Solutions LLC, at (866) 620-8437 weekdays from 9:00 a.m. to 10:00 p.m. Eastern Time.

Thank you for your continued support.

Sincerely,

First Trust/abrdn Global Opportunity Income Fund

_/s/ James A. Bowen

James A. Bowen

Chairman of the Board